FORM 4

[  ] Check this box if no                  ------------------------------------
     longer subject to                                 OMB APPROVAL
     Section 16, Form 4 or                 ------------------------------------
     Form 5 obligations may                 OMB Number                3235-0287
     continue. See Instruction 1(b)         Expires:             April 30, 1997
                                            Estimated average burden
                                            hours per response .............0.5
                                           ------------------------------------


                    U. S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

-------------------------------------------------------------------------------
 1. Name and Address of Reporting Person

     Schoenfeld                       Joel
     --------------------------------------------------------------------
     (Last)                          (First)                         (MI)

     999 Franklin Avenue
     --------------------------------------------------------------------
                                    (Street)

     Garden City                      NY                          11530
     --------------------------------------------------------------------
     (City)                         (State)                       (Zip)


-------------------------------------------------------------------------------
 2. Issuer Name and Ticker or Trading Symbol

    Univec, Inc. ("UNVC")
-------------------------------------------------------------------------------
 3. IRS or Social Security Number
    of Reporting Person (Voluntary)
-------------------------------------------------------------------------------
 4. Statement for Month/Year           |  5. If Amendment, Date of
                                       |     Original (Month/Year)
    6/98                               |
-------------------------------------------------------------------------------
 6. Relationship of Reporting Person to Issuer (Check all applicable)

        [  X  ]  Director                     [  X  ]  10% Owner

        [  X  ]  Officer                      [     ]  Other (specify below)
                 (give title below)

        Chairman and Chief Executive Officer
        ------------------------------------  ------------------------------

 7. Individual or Joint/Group
      X    Form filed by one Reporting Person
    -----
           Form filed by more than one Reporting Person
    -----
------------------------------------------------------------------------------

-------------------------------------------------------------------------------
TABLE I - Non-Derivative Securities Acquired, Disposed of,
          or Beneficially Owned
-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security              |  2. Transaction Date      | 3. Transaction Code     | 4. Security Acquired (A) or Disposed
   (Instr. 3)                     |     (Month/Day/Year)      |    (Instr. 8)           |    of (D) (Instr. 3, 4 & 5)
                                  |                           |                         |
-----------------------------------------------------------------------------------------------------------------------------------
                                  |                           |     Code    |     V     |      Amount    |   (A) or|     Price
                                  |                           |             |           |                |   (D)   |
-----------------------------------------------------------------------------------------------------------------------------------
  Common Stock                    |       6/29/98             |      P      |           |        460     |    A    |     $1.75
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Security              | 5. Amount of Securities   | 6. Ownership Form:      | 7. Nature of Indirect Beneficial
   (Instr. 3)                     |    Beneficially Owned at  |    Direct (D) or        |    Ownership (Instr. 4)
                                  |    End of Month           |    Indirect (I)         |
                                  |    (Instr. 3 & 4)         |    (Instr. 4)           |
-----------------------------------------------------------------------------------------------------------------------------------
  Common Stock                    |       280,870             |          D(1)           |
-----------------------------------------------------------------------------------------------------------------------------------
                                  |       333,333             |          I              |                 (2)
===================================================================================================================================

-------------------------------------------------------------------------------
TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
-------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  |  2. Conversion or         | 3. Transaction Date     | 4. Transaction | 5. Number of Derivative
   (Instr. 3)                    |     Exercise Price of     |    (Month/Day/Year)     |    Code (Instr.|    Securities Acquired
                                 |     Derivative Security   |                         |    8)          |    (A) or Disposed of
                                 |                           |                         |                |    (D) (Instr. 3, 4 & 5)
-----------------------------------------------------------------------------------------------------------------------------------
                                 |                           |                         |  Code  |   V   |     (A)     |    (D)
-----------------------------------------------------------------------------------------------------------------------------------
Warrants                         |          $4.50            |          6/19/98        |   P    |       |    4,000    |
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  | 6. Date Exercisable and      | 7. Title and Amount of Underlying    | 8. Price of  Derivative
   (Instr. 3)                    |    Expiration Date           |    Securities (Instr. 3 & 4)         |    Security (Instr. 5)
                                 |    (Month/Day/Year)          |                                      |
                                 |                              |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
                                 | Date          | Expiration   |     Title      |   Amount or Number  |
                                 | Exercisable   | Date         |                |   of Shares         |
                                 |               |              |                |                     |
-----------------------------------------------------------------------------------------------------------------------------------
Warrants                         |    4/24/99    |   4/23/04    | Common Stock   |       4,000         |         $1.0625
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  | 9. Number of Derivative      | 10. Ownership Form of Derivative     | 11. Nature of Indirect
   (Instr. 3)                    |    Securities Beneficially   |     Security: Direct (D) or          |     Beneficial Ownership
                                 |    Owned at End of Month     |     Indirect (1) (Instr. 4)          |     (Instr. 4)
                                 |    (Instr. 4)                |                                      |
-----------------------------------------------------------------------------------------------------------------------------------
Warrants                         |          4,000               |             D(1)                     |
===================================================================================================================================

Explanation of Responses:
(1) Shares are held by the Joel Schoenfeld & Associates Inc. Pension Plan & Trust 001 of which the Reporting Person and his spouse are trustees.
(2) Shares are owned by the Reporting Person's spouse.

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

/s/ Joel Schoenfeld                                          July 10, 1998
------------------------------------                       -------------------
    Signature                                                     Date
Joel Schoenfeld